U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 12, 2008

AMIWORLD, INC.

(Exact name of small business issuer as specified in its charter)

Nevada	000-52742	20-5928518
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer ID No.)

60 E. 42nd Street, Suite 1225

New York, NY 10165

(Address of principal executive offices)

(212) 557-0223

(Issuer’s Telephone Number)

Item 1.01.   Entry into a Material Definitive Agreement

          Effective November 12, 2008, we reached an agreement with Odin Energy Corporation, a Panama corporation, a wholly-owned subsidiary of JASB of New York Corporation, our principal shareholder, to supply biodiesel and petroleum diesel to its planned mixing plant located in Santa Marta, Colombia and to subsequently sell the mixed products.

Odin Energy Corporation is in the process of negotiating the purchase of approximately 2.5 acres of land adjacent to land currently owned by us. It is anticipated that construction of the mixing plant will be completed by the middle of 2009. Once completed, the Odin Energy mixing plant will be capable of producing a number of biofuel blends to meet the requirements of various national governments, including B5, which is mandated in Colombia to distribute in the Atlantic coast, as well as other percentages such B7, B10, or B20.

The new mixing facility is designed to utilize product from our biodiesel plant in Santa Marta, Colombia, which has a current output of 3,000 tons per month and is the only government certified biodiesel plant in Colombia, and from our petroleum diesel refinery, which has a current refinery output of 65,000 barrels of petroleum diesel per month. To ensure stable and increasing production levels at both refineries, Odin Energy Corporation intends to finance the purchase of the refineries’ raw materials thus securing the supply of input for the new blending facility.

If this business opportunity is successful, we intend to acquire a majority interest in Odin Energy Corporation during 2009 upon completion of due diligence and successful closing of the purchase of the land and initial private placement.

Section 7 - Regulation FD

Item 7.01.	Regulation FD Disclosure

          Our Press Releases describing (i) our results of operations for the nine month period ended September 30, 2008, and (ii) our agreement to supply biodiesel and petroleum diesel with an affiliated company, are attached as Exhibits 99.5 and 99.6, respectively, and are hereby incorporated.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

The following exhibits are included herewith:

Exhibit No.	Description

99.5	Press Release dated November 12, 2008, describing our results of operations for the nine month period ended September 30, 2008.

99.6	Press Release dated November 13, 2008, discussing our agreement with an affiliated company to supply biodiesel and petroleum diesel.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 12, 2008

AMIWORLD, INC.
(Registrant)

By: s/Mamoru Saito___________________
Mamoru Saito, Chief Executive Officer

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